Exhibit 99

FOR IMMEDIATE RELEASE


                           HRM Health Plans (PA), Inc.
         Completes Acquisition of HealthMATE in Harrisburg, Pennsylvania

HARRISBURG, PA. February 4, 2000 . . . HRM Health Plans (PA), Inc. (HRM PA), a subsidiary of Health Risk Management, Inc. (Nasdaq: HRMI) announced the completion of its acquisition of Pennsylvania HealthMATE, Inc., an Integrated Delivery System that serves the Medicaid population in central Pennsylvania. The acquisition was effective February 1, 2000. Prior to the acquisition, HealthMATE was a wholly-owned subsidiary of Hamilton Health Center, Inc., in Harrisburg, Pennsylvania. This acquisition also includes agreements or approvals with state agencies and other parties.

Since April 1998, HealthMATE has operated a health plan that has served in excess of 18,000 voluntarily enrolled Medicaid recipients in Central Pennsylvania under a contract with the Commonwealth of Pennsylvania held by PhilCare Health Systems, Inc., an HMO.

Under the terms of the acquisition agreements:

(1)  HealthMATE has become a wholly-owned subsidiary of HRM PA;

(2) PhilCare has assigned its contract with the Commonwealth, as well as its provider contracts, to HRMPA. (PhilCare's contract with the Commonwealth expires March 31, 2000.);

(3) The Department of Health has agreed to expand HRM PA's service area to include the six central counties served by HealthMATE. This expansion adds to HRM PA's existing coverage in the five counties in southeastern Pennsylvania;

(4) The Department of Public Welfare has agreed to the assignment of the contract from PhilCare HRM PA and agreed to a new contract with HRM PA effective April 1, 2000.

(5) Hamilton Health Center has transferred operations and ownership to HRM PA, but continues its relationship with HealthMATE and HRM PA.

HRM PA assumed ownership of HealthMATE by assuming net liabilities in excess of assets of approximately $2.5 million as of January 31, 2000. The annual premium revenue for this transaction is expected to exceed $32 million. Because HRM's claim and care management systems, reporting capabilities and other required procedures are already functioning in southeastern Pennsylvania for HRM PA's OakTree Heath Plan, HRMI expects that this transaction will be accretive for HRMI's quarter ending March 31, 2000.

Gary McIlroy, M.D., HRM PA chairman and CEO, said: "We are very pleased to have finalized these transactions. Plan members are being notified that no changes in health plan benefits are expected, and affiliated physicians, hospitals and clinics are being informed that we expect our provider network to remain intact. The provision of quality care and the overall satisfaction of plan members and providers throughout the area served by HealthMATE are our top priorities."
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Commenting on the acquisition, Valerie J. Payne, chairperson of Hamilton Health
Center, said: "HealthMATE has experienced the same difficulties as other small plans in providing quality services and managing expenditures in an environment of dramatic increases in health care costs. We look forward to a long and productive relationship with HRM PA."

HealthMATE, which was founded by Hamilton Health Center, intends to preserve its local approach to providing health care services. Dr. McIlroy said "We want to ensure that our members continue to have access to the providers that have served this population for more than 25 years. In particular, we want to continue our working relationship with Hamilton and its affiliated facilities, which include two school-based clinics."

Dr. McIlroy added, "We appreciate the cooperation provided by the Commonwealth of Pennsylvania agencies to complete this business transaction. We expect this change in ownership will ensure continuity of care for our members and continuation of our provider relationships. This transaction, which has been approved by the Pennsylvania Department of Public Welfare, the Department of Insurance and the Department of Health, brings HealthMATE the stability that is critical to its current operations and future growth. This stability is important as HRM PA makes plans to expand into other counties in the Lehigh-Capital Zone in response to the Commonwealth's anticipated Request for Proposal as the Commonwealth expands its HealthChoices Program into additional counties. Currently, only 55,000 of the approximately 170,000 eligible Medicaid recipients in the Lehigh-Capital Zone are enrolled in HMOs."

HRM PA also owns and operates OakTree Health Plan, a Medicaid plan that participates in the Commonwealth's HealthChoices Program and which serves 59,000 members in southeastern Pennsylvania.

HRM, based in Minneapolis, delivers evidence-based solutions to the managed care and indemnity marketplaces. Solutions for managed care organizations that are at financial risk include a suite of QualityFIRST(R) evidence-based clinical decision support and benchmarking systems for medical risk management. HRM also provides outsourcing and risk sharing arrangements for health plans using HRM's electronically integrated health plan management services. More than 10 million health plan members benefit from QualityFIRST(R) services. In addition, HRM provides integrated health plan solutions for more than two million members of CarePASS(R) USA - Your Passport to HealTHsm, a nationwide managed indemnity health plan.

Forward looking statements in this news release reflected as expectations, plans, prospects or future estimates are subject to the risks and the uncertainties present in the Company's business and the competitive health care marketplace where clients and vendors commonly experience mergers or acquisitions, reconciliations, volume fluctuations, participant enrollment fluctuations, changes in member mix or utilization levels, fixed price contracts, contract disputes, contract modifications, contract renewals and non-renewals, various business reasons for delaying contract closings, and the operational challenges of matching case volume with optimum staffing, having fully trained staff, having computer and telephonic supported operations, and managing turnover of key employees and outsourced services to performance standards. While occurrences of these risks, and others periodically detailed in the Company's SEC reports, cannot be predicted exactly, such occurrences can be expected to have an impact on HRM's anticipated level of revenue growth or profitability.